Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT, is dated as of this 31st day of December, 2009 (the “Agreement”), by and between Cinnabar Ventures, Inc., a Nevada corporation (the “Company”), and Richard Allan Lisa (the “Executive”).

BACKGROUND

WHEREAS, the Company is engaged in the business of developing, manufacturing and marketing consumer and business technology services including both software and hardware products distributed nationally and internationally;

WHEREAS, the Company believes that the Executive possesses the skills and abilities necessary for the Company to meet its current and future objectives;

WHEREAS, the Executive desires to provide such services to the Company in such capacities, on and subject to the terms and conditions hereof; and

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties hereby agree as follows.

AGREEMENT

Section 1. Employment.

1.1 Employment. Subject to all of the terms and conditions hereof, the Company does hereby employ the Executive and the Executive does hereby accept the employment.

1.2 Term. This Agreement shall be in effect for a period of five (5) years (the “Initial Term”) beginning on the date of execution of this Agreement (the “Effective Date”), and shall renew for an additional five (5) year term, unless otherwise agreed by the parties in writing, and then shall automatically be renewed for additional one (1) year terms unless terminated by either party as set forth below.

1.3  Duties.

(a)  Capacity.  So long as he is employed by Company, Executive shall be employed as the President and Chief Operating Officer (“COO”) of the Company and will be an employee of the Company at all times during the term of this Agreement. Company and Executive acknowledge and agree that Executive’s position is the President and COO and shall be entitled to the rights and benefits that are afforded to the responsibilities of a President and COO. Executive will report directly to the Company’s Chief Executive Office. Executive will also serve as a member of the Company’s Board of Directors (the “Board of Directors”). The duties and corresponding authority will be negotiated between the Company’s Chief Executive Officer, the Chairman of the Board and Executive on an annual basis (collectively, the “Employment”).

(b)  Schedule.  So long as he is employed by Company, Executive shall devote the majority of Executive’s working time and attention, as necessary, to faithfully and fully carry out his duties described herein; provided, however, Executive may (i) serve as a director of other business organizations with the prior written approval of Company (ii) devote time to and invest in non-competing side activities, provided that such activities do not individually or in the aggregate interfere with his duties so as to adversely affect Company’s business. Executive shall at all times perform his duties and obligations faithfully, diligently and to the best of Executive’s ability.

(c)  Key Man Insurance. Company may, for its benefit and at its own expense, insure Executive’s life. Executive agrees to submit to such physical examination and supply such information as may be reasonably required in connection therewith.

Section 2. Compensation.

2.1 Base Compensation.  Subject to increases pursuant to the cost of living adjustment described below in Section 2.3, Company shall pay to Executive an annual base salary (the “Base Salary”) according to the following schedule: (i) Year 1 of employment: Three Hundred and Fifty Thousand US Dollars (US$350,000.00); (ii) Years 2 thru 5 of Employment: Six Hundred Thousand US Dollars (US$600,000.00). During the term of this Agreement or such greater amount as may be determined upon a review of Executive’s performance to be undertaken pursuant to Company policy regarding performance reviews by the Chief Executive Officer and the Chairman of the Board at least once annually.

2.2 Schedule of Compensation payment.  Executive’s Base Salary shall be payable according to the following schedule:

(a) Year 1 of Employment. Executive’s Base Salary shall be payable according to the following schedule: (i) Fifty Thousand US Dollars (US$50,000.00) upon joint signature (Company and Executive) of this Agreement; (ii) An additional Seventy Five Thousand US Dollars (US$75,000.00) due upon the first day of employment with the Company; and (iii) the balance of Two Hundred and Twenty Five Thousand US Dollars (US$225,000.00) payable in twelve (12) equal installments through the balance of the first year.

(b) Years 2 through 5 of Employment. Executive’s Base Salary shall be payable according to the following schedule: Executive shall be paid Six Hundred Thousand US Dollars (US$600,000.00) in 26 equal installments made every two weeks of each year.

2.3 Cost of Living Adjustment.  Executive’s Base Salary at the commencement of the second and each subsequent year shall be adjusted to provide for all cost of living increases based upon the percentage increase (if any) in the Consumer Price Index for All Urban Consumers (l967=l00; All Cities), prepared by the United States Bureau of Labor Statistics, or any successor thereto, over said Index in effect at the commencement of the preceding calendar year. During the term of this Agreement, the Executive’s Base Salary will be equal to or greater than all other salaries of employees of the Company, except for such salaries of superior officers as designated by the Chairman of the Board.

2.4 Minimum Income Guarantee. The Company agrees to fully compensate Executive for the first two years of income (US$950,000.00) as the minimum amount to be earned over the term of this Agreement (the “Minimum Income Guarantee”). The Minimum Income Guarantee shall survive all instances of termination as provided for in Section 4 of this Agreement.

2.5 Alternative Compensation.  In the event the Chief Executive Officer determines that the Company cannot afford to pay Executive any portion of Minimum Income Guarantee, Executive may, at his sole option elect one of the following:

(a) Elect to receive compensation from the company thru immediate divesture or sales of Company assets so as to satisfy any balance owed for the income guarantee in section 2.4.

(b) Agree to defer receipt of his Base Salary until such time as the Company has the funds to pay him. In the event that Executive elects this option, the unpaid salary shall be paid with no interest. However, the Company, as additional compensation, shall immediately issue Executive an amount of Common Stock equal to 20% of the deferred Salary based upon a market value determined to be the average 30-day trading price prior to each such election; or

(c) Elect to convert all, or a portion of the unpaid Salary into the Company’s common stock (the “Common Stock”) at a market value equal to 80% of the average 30-day trading price prior to each election.

2.6 Signing Bonus.  In addition to the Base Salary, Company shall issue to the Executive as a signing bonus (i) Three Hundred Thousand (300,000) options to purchase Common Stock at a strike price of one cent ($0.01), to be fully vested upon the mutual completion of this Agreement and (ii) One Hundred and Sixty Thousand (160,000) options to purchase Common Stock at a strike price of one cent ($0.01), to be vested in equal amounts of Forty thousand (40,000) shares per year over the four years following the first year of Employment with the Company (the “Signing Bonus”).

2.7 Relocation Expenses. The Company shall pay the Executive’s reasonable moving expenses for his relocation from Chicago, Illinois to Phoenix, Arizona.  In the event that the Company cannot afford to pay said moving expenses at the time they are incurred, the Executive shall be reimbursed as soon as is reasonably practicable thereafter, but not more than six (6) months from the date hereof.  The Company shall pay all the Executive’s reasonable expenses in connection with the Executive’s services hereunder.

2.8 Bonus Compensation.

2.8.1. Additional Stock Grants. In addition to the Base Salary and Signing Bonus, the Company shall issue to the Executive 100,000 shares of Common Stock on each one (1) year anniversary while employed with the Company.

2.8.2. Automatic Contract Surrender.  In the event of merger or acquisition of the Company, this contract has a minimum buy-out clause of Ten Million US Dollars (US$10,000,000). The purchaser or acquirer may demand buy-out for any reason by notice and payment.  This action accelerates vesting period for all stock options and additional stock grants under the term length of this agreement.

2.8.3. Quarterly Revenue Bonus. Company shall pay Executive a quarterly revenue bonus of one-half percent (0.5%) of Company revenue. This is to be paid in once per fiscal quarter distributions within four weeks of each fiscal quarterly close.

2.8.4. Certain Benefits.  Executive shall be entitled to participate in all employee benefit programs established by the Company from time to time for employees or executives of Company, to the extent that executives or senior management employees of Company generally are eligible to participate in such programs. Executive shall be further entitled to an annual paid vacation of five (5) weeks and other benefits in accordance with Company’s policies as from time to time established by the Company or the Company’s Board of Directors for employees and/or senior executive officers and the following: (i) full medical, dental, vision, life, and disability insurance plans for Executive and/or his immediate family; (ii) a per month automobile leasing, operating, insurance and maintenance expense allowance of $2,000 per month or the cash equivalent in the form of an expense reimbursement; (iii) cell phone, personal computer, internet access, and other communication device acquisition and operating expenses; (iv) out of state living expenses not to exceed $2,500 per month; (v) a managed 401K and retirement investment account program with a qualified investment firm to be paid for by Company; (vi) an unlimited expense account via a Company paid American Express card; and (vii) upon request access to a Company paid private jet service to be prudently used at the discretion of Executive pursuant to execution of the duties of President and COO.

2.8.5  Severance Compensation for Termination Without Cause. In the event that Executive’s employment is terminated by Company without cause including but not limited to an involuntary change of position (other than as a result of the termination of this Agreement pursuant to Sections 3.1. or 3.2) or terminated by Executive as a result of a material breach of this Agreement by Company (any of the foregoing, an “Involuntary Termination”), Executive shall receive from Company, on the effective date of the Involuntary Termination, a lump sum amount equal to two times the Executive’s then current Base Salary plus the full quarterly revenue bonus for one full year then in effect. Further, all stock options, including those contained in the Signing Bonus, that Executive would be eligible to receive through the natural term of this Agreement will immediately become fully vested. In the event Executive or her family is ineligible under the terms of any insurance to continue to be covered, the Company shall provide Executive and Executive’s family with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment equal to the agreed upon value of the continuation of such insurance coverage to which Executive is entitled under this Section not to exceed, not to exceed Twenty Five Thousand US Dollars (US$25,000.00).

Section 3. Proprietary Rights.

3.1 Confidentiality. The Executive recognizes and acknowledges that certain confidential business and technical information used by the Executive in connection with his duties hereunder is a valuable and unique asset of the Company. Executive agrees that he shall at all times maintain the confidentiality of the proprietary information and trade secrets of the Company, and that he shall, during the Restricted Period (as defined herein), refrain from disclosing any such information to the disadvantage of the Company.

3.2 Non-Competition. The Executive covenants and agrees that for so long as he is providing services under this Agreement and for a period of twelve (12) months after this Agreement terminates (such period of time hereinafter referred to as the “Restricted Period”), the Executive shall not directly or indirectly, own, manage, control, operate, invest in or become principal of, employee of, director of, or consultant to, any business, entity or venture that is in direct competition with the Company. For purposes of this section, “in competition with the company” means soliciting a customer for products that directly compete with those of the Company being produced and/or marketed by the Company or products that Executive is aware the Company intends to develop, produce and/or market.

3.2.1. During the Restricted Period, the Executive shall not, directly or indirectly:

(i) solicit, in competition with the Company, any person who is a customer of any business conducted by the Company; or

(ii) in any manner whatsoever induce, or assist others to induce, any supplier of the Company to terminate its association with the Company or do anything, directly or indirectly, to interfere with the business relationship between the Company, and any of their respective current or prospective suppliers.

3.2.2. During the Restricted Period the Executive shall not, directly or indirectly, solicit or induce any employee of the Company to terminate his employment for any purpose, including without limitation, in order to enter into employment with any entity which competes with any business conducted by the Company.

3.3  Company.  For purposes of this Section 3, “Company” shall mean the Company and any and all of its subsidiaries and affiliates.

3.4 Remedies.  It is expressly understood and agreed that the services to be rendered hereunder by the Executive are special, unique, and of extraordinary character, and in the event of the breach by the Executive of any of the terms and conditions of this Agreement on his part to be performed hereunder, or in the event of the breach or threatened breach by the Executive of the terms and provisions of this Section 3 of this Agreement, then the Company shall be entitled, if it so elects, to institute and prosecute any proceedings in any court of competent jurisdiction, either in law or equity, for such relief as it deems appropriate, including without limiting the generality of the foregoing, any proceedings, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive.

3.5 Notwithstanding anything contained herein to the contrary regarding the Effective Date of this Agreement, Executive shall be bound by the terms and conditions of this Section 3, immediately upon the date of execution of this Agreement.

Section 4. Termination.

4.1 Death. This Agreement shall terminate upon Executive’s death. In the event of Executive’s death while in the employ of Company, Company shall pay to such person or persons as the Executive may specifically designate (successively or contingently) by filing a written beneficiary designation with Company during Executive’s lifetime (the “Designated Beneficiaries”) 100% of Executive’s Base Salary as in effect immediately prior to Executive’s death, payable to Executive’s Designated Beneficiaries at the beginning of each month for a period of twelve (12) months following Executive’s death.

4.2 Termination for Cause. Company shall have the right to terminate this Agreement and Executive’s employment hereunder for cause upon written notice to Executive. The term “cause” shall mean Executive must have (i) been willful, gross or persistent in Executive’s inattention to Executive’s duties or Executive committed acts which constitute willful or gross misconduct and, after written notice of the same has been given to Executive and he has been given an opportunity to cure the same within one hundred and eighty (180) days after such notice; or (ii) committed fraud against the Company. If Executive’s employment is terminated for cause, as defined above, and Executive does not consent to such termination, the existence of such cause shall be determined by an independent arbitrator appointed by the American Arbitration Association. In connection with the appointment of an arbitrator, both parties agree to submit the question to final and binding arbitration by an appointee of the American Arbitration Association and to cooperate with the arbitrator, with all costs of arbitration paid by the Company.

4.3 Indemnification of Executive. Company shall defend and indemnify Executive at Company’s sole expense to the full extent of applicable state, federal, and international law with respect to all claims, causes of action and adversarial proceedings of every nature to which Executive is or may become subjected in his role as an Officer or Director of Company and Executive shall have the right to select his own counsel. Company’s indemnification duty shall survive the termination or expiration of this Agreement. In the event that Company elects to change coverage or carriers for its Directors and Officers insurance (“D & O Insurance”), Company shall notify Executive of such change and arrange to purchase, at a minimum, a five-year tail policy for such former insurance policy at the sole expense of Company and deliver evidence of such tail policy to Executive within five (5) days after termination of Company’s existing D & O Insurance.

Section 5. General.

5.1 Applicable Law. This document shall, in all respects, be governed by the laws of the State of Florida excluding any conflicts of laws provisions.

5.2 Arbitration. Any dispute arising out of or relating to this Agreement shall be arbitrated before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association.  Arbitration shall take place in Lee County, Florida, and each Party waives any objection which it may now or hereafter have to the venue of any such suit, action or proceeding. The arbitrator shall rule on all matters including without limitation, emergency injunctive relief and attorneys’ fees.

5.3 Survival.  The Parties agree that the covenants contained in Section 3 above shall survive any termination of employment by the Executive and any termination of this Agreement. In addition, the Parties agree that any compensation or right which shall have accrued to the Executive as of the date of any termination of employment or termination hereof shall survive any such termination and shall be paid when due to the extent accrued on the date of such termination.

5.4 Assignability.  All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, personal representatives, successors and assigns.  The obligations of the Executive may not be delegated, except as set forth herein, however, and the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein.  Any such attempted delegation or disposition shall be null and void and without effect.  The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company.  The term “successor” shall mean, with respect to the Company or any of its subsidiaries, and any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company.  Any assignment by the Company of its rights and obligations hereunder to any affiliate of or successor shall not be considered a termination of employment for purposes of this Agreement.

5.5 Notices. Any and all notices required or desired to be given hereunder by either party shall be in writing and shall be validly given or made to the other if delivered either personally, by telex, facsimile transmission, same day delivery service, overnight expedited delivery service, or if deposited in the United States Mail, certified or registered, postage prepaid, return receipt requested.  If notice is served personally, notice shall be deemed effective upon receipt. If notice is served by telex or by facsimile transmission, notice shall be deemed effective upon transmission, provided that such notice is confirmed in writing by the sender within one day after transmission. If notice is served by same day delivery service or overnight expedited delivery service, notice shall be deemed effective three (3) days after it is sent. In all instances, notice shall be sent to the parties at the following addresses:

 If to the Company:

Cinnabar Ventures, Inc.
17595 S. Tamiami Trail #300
Ft. Myers, FL 33908
Facsimile: (239) 791-3828

If to the Executive:

Richard A. Lisa
661 Regal Lane
Algonquin, IL 60102
Facsimile: (847) 854-7696

Either party may change its address for the purpose of receiving notices by a written notice given to the other party.

5.6 Modifications or Amendments. No amendment, change or modification of this document shall be valid unless in writing and signed by each of the parties.

5.7 Waiver. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

5.8 Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.  If any court construes any of the provisions to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

5.9 Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

5.10 Headings.  The captions appearing at the commencement of the sections hereof are descriptive only and are for convenience of reference.  Should there be any conflict between any such caption and the section at the head of which it appears, the substantive provisions of such section and not such caption shall control and govern in the construction of this document.

5.11 Specific Performance. It is agreed that the rights granted to the parties hereunder are of a special and unique kind and character and that, if there is a breach by either party of any material provision of this document, the other party would not have any adequate remedy at law.  It is expressly agreed, therefore, that the rights of the parties may be enforced by an action for specific performance and other equitable relief.

5.12 Further Assurances.  Each of the parties shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out their intentions as set forth herein.

5.13 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety.

5.14 Neutral Construction. Neither party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, neither party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

5.15 Attorneys’ Fees. In the event that either party hereto commences litigation against the other to enforce such party’s rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys’ fees (including in-house counsel), paralegals’ fees, and legal assistants’ fees through all appeals.

[-signature page follows-]

INWITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

CINNABAR VENTURES, INC.,
a Nevada Corporation

By: __________________________
Name: Richard Granville
Title: Chief Executive Officer

By: ___________________________
Name: Richard A. Lisa
Title: President and COO